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 FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         OMB Approval
--------                                           WASHINGTON D.C., 20549                               ---------------------------
                                                                                                        OMB Number        3235-0287
[X] Check this box if no longer                                                                         Expires:  December 31, 2001
    subject to Section 16. Form                                                                         Estimated average burden
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 hours per response......0.5
    continue. See Instruction 1(b)                                                                      ---------------------------

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person| 2. Issuer Name and Ticker or Trading Symbol       | 6. Relationship of Reporting Person(s)
                                       |                                                   |    to Issuer (Check all applicable)
                                       |                                                   |
Venevision International Limited       |    Univision Communication Inc.("UVN")            |   _____ Director  __X__ 10% Owner
-------------------------------------------------------------------------------------------|   _____ Officer (give title below)
(Last)        (First)       (Middle)   | 3. I.R.S. Identification|  4. Statement for       |   _____ Other (specify below)
                                       |    Number of Reporting  |     Month/Year          |
Omar Hodge Building                    |    Person, if an entity |                         |
Wichams Cay, Road Town                 |    (Voluntary)          |     December 2000       |
---------------------------------------|                         |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |
                                       |                         |     Date of Original    |
Tortola, British Virgin Islands        |                         |     (Month/Year)        | 7. Individual or Joint/Group Filing
                                       |                         |                         |    Check Applicable Line
                                       |                         |                         |   __X__ Form filed by One reporting
                                       |                         |                         |         Person
                                       |                         |                         |   _____ Form filed by More than One
                                       |                         |                         |         Reporting Person
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(City)          (State)      (Zip)     |     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                   | 2. Transaction| 3.Transaction | 4.Securities Acquired (A)| 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |    Date       |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                       |               |   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially| Form:   | Indirect
                                       |   (Month/     |               |                          | Owned at End| Direct  | Bene-
                                       |   Day/        | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |   Year)       |       |       | Amount  | (A) |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |         |  or |          |   and 4)    | (I)     | ship
                                       |               |       |       |         | (D) |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
                                       |               |       |       |         |     |          |             |         |
                                       |               |       |       |         |     |          |             |         |
                                       |               |       |       |         |     |          |             |         |
                                       |               |       |       |         |     |          |             |         |
                                       |               |       |       |         |     |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION           (Over)
                                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM      Sec 1474(3-99)
                                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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FORM 4 (CONTINUED)       TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative |2. Conversion  | 3. Transaction| 4. Transaction| 5. Number of    |6. Date Exer-      |7. Title and Amount
   Securities          |   or Exercise |    Date       |    Code       |    Derivative   |   cisable and     |   of Underlying
   (Instr. 3)          |   Price of    |               |    (Instr. 8) |    Securities   |   Expiration Date |   Securities
                       |   Derivative  |(Month/Day/    |               |    Acquired (A) |   (Month/Day/Year)|   (Instr. 3 and 4)
                       |   Security    |Year)          |               |    or Disposed  |                   |
                       |               |               |               |    of (D)       |------------------------------------------
                       |               |               |               |    (Instr. 3,   | Date    | Expir-  |          | Amount or
                       |               |               |               |    4, and 5)    | Exer-   | ation   |  Title   | Number of
                       |               |               |---------------|-----------------| cisable | Date    |          | Shares
                       |               |               | Code  |   V   | (A)  |  (D)     |         |         |          |
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Class V Convertible    |    1-for-1    |  12/28/00     |   J   |       |      |13,109,684| Immed.  |         |  Class A |13,109,684
Common Stock (1)       |               |               |       |       |      |          |         |         |  Common  |
                       |               |               |       |       |      |          |         |         |  Stock   |
                       |               |               |       |       |      |          |         |         |          |
                       |               |               |       |       |      |          |         |         |          |
-----------------------|---------------|---------------|-------|-------|------|----------|---------|--- -----|----------|-----------
Warrant (2)            |  $0.032195    |  12/28/00     |  J    |       |      |27,423,116|  (2)    |         | Class A  |   (2)
                       |               |               |       |       |      |          |         |         | or Class |
                       |               |               |       |       |      |          |         |         | V Common |
                       |               |               |       |       |      |          |         |         |  Stock   |
-----------------------|---------------|---------------|-------|-------|------|----------|---------|---------|----------|-----------
                       |               |               |       |       |      |          |         |         |          |
-----------------------|---------------|---------------|-------|-------|------|----------|---------|---------|----------|-----------
                       |               |               |       |       |      |          |         |         |          |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security:     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |     0          |      D            |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |27,423,116      |      D            |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
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EXPLANATION OF RESPONSES:

(1)     PURSUANT TO AN INTERNAL REORGANIZATION AMONG A GROUP OF ENTITIES OWNED BY TRUSTS ESTABLISHED BY
        GUSTAVO A. CISNEROS ("GAC") AND RICARDO J. CISNERO ("RJC"): (i) THE REPORTING PERSON, A
        HOLDING COMPANY OWNED BY TRUSTS ESTABLISHED BY GAC AND RJC, TRANSFERRED 13,109,684 SHARES OF
        CLASS V COMMON STOCK OF THE ISSUER ("CLASS V COMMON STOCK") AND 27,423,116 WARRANTS TO
        PURCHASE CLASS V COMMON STOCK ("WARRANTS") TO THE VENEVISION INVESTMENTS LLC ("VI"); (ii)
        9,484 SHARES OF CLASS V COMMON STOCK AND 14,584 WARRANTS HELD BY TISDALE INTERNATIONAL MANAGEMENT,
        LTD., A HOLDING COMPANY OWNED BY TRUSTS ESTABLISHED BY GAC AND RJC, WERE TRANSFERRED
        TO VI; AND (iii) 601,956 SHARES OF CLASS V COMMON STOCK HELD BY DENNEVAR B.V., A HOLDING
        COMPANY OWNED BY TRUSTS ESTABLISHED BY GAC AND RJC, WERE TRANSFERRED TO VI.

(2)     EXERCISABLE IMMEDIATELY, TO THE EXTENT EXERCISE WOULD NOT VIOLATE THE COMMUNICATIONS ACT OF 1934.


**         INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.

                      /s/ Joan Jensen, As Attorney-In-Fact     January 10, 2001
                      ------------------------------------    ------------------
                      Signature of the Reporting Person


           SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).


NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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